Exhibit 99.1

Monster Digital, Inc. Implements Aggressive Strategic Initiatives Designed to Drive Growth and Achieve Profitability

Company Shares Roadmap to Transform Business

Simi Valley, CA – September 20, 2016 – Monster Digital, Inc. (Nasdaq: MSDI), (“Monster Digital” or the “Company”), which develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced the continuation of its restructuring plan designed to achieve profitability, drive revenue growth and enhance stockholder value. As part of this strategic plan, the Company has identified several key priorities including:

Profitable Growth: In its earlier stages, the Company expended substantial resources to build a significant distribution network by offering lower-margin memory products. The Company has recently begun to focus sales and marketing efforts on higher-margin, technologically driven products which can be offered through additional sales channels. The first step in this area are action sports cameras and accessories. In recent months, the Company has built up its action sports camera portfolio to include a 1080p, 720p and 360 single lens camera. Virtual reality products in the sales pipeline include a 360, dual lens VR camera and a VR headset.

Organizational Realignment: The Company has begun the implementation of an operating structure that will enable the organization to increase operating efficiencies. These efforts have resulted in significant improvements:

1. Headcount reduced by 36% that included removing a management layer, resulting in lower cost and improved efficiency to support expanding sales efforts.

2. Sales efforts shifted from low margin digital storage to higher margin products including Virtual Reality products with a 40% + margin.

3. Incentives and training for internal sales team and manufacturing reps have been redesigned to maximize their sales efforts. The Company has instituted a series of best practices around sales that are designed to streamline the sales process, including the use of tools such as Salesforce.

4. An online sales strategy has been launched through Amazon.

“Achieving profitability at Monster Digital has been the top priority since my appointment as CEO”, said David Clarke. “Organizational restructuring decisions are difficult, but we are confident they are necessary to help create a winning future for our customers and our stockholders.”

Cost Optimization: Monster Digital will continue to implement cost savings initiatives as well as continuing to adapt sales and marketing capabilities in order to achieve the successful implementation of its objectives. The sales and marketing initiatives will include developing relationships with key manufacturing sales representatives that include a new partnership with DPG Distribution, a master sales representative with worldwide sales representation in product lines that include consumer electronics. DPG worldwide services include sales, marketing, distribution and in-store support.

George Davison, Founding Chairman and CEO of DPG Distribution, commented, “Monster Digital set up a compensation structure that has motivated our reps. The compensation plan coupled with the value offered from the 1080p, 720p and the 360, which combine premium product with competitive pricing, makes us anticipate a very strong 4th quarter in 2016. We eagerly await the VR platform, noting its 3600 field of view and resolution, among other attractive features. As the holiday season approaches, we are enthusiastic about having Monster Digital’s full camera selection in our sales bag.”

Exhibit 99.1

The restructuring program will continue to enhance the company’s sales and marketing efforts, focusing on cutting edge technology products that are high growth, branded and competitively priced. Active efforts are underway to secure final packaging approvals, distribution channels and manufacturing sales representatives for the launch of our VR 360 camera and Monster Vision VR Headset.

“While we are still in the early stages of implementing our restructuring plan,” said David Clarke, “I’m encouraged by our early momentum and believe we’re taking the steps necessary to realize the potential of the Monster Digital brand for cameras and to reach cash positive operations earlier than previously anticipated.”

About DPG Distribution

DPG Offers Worldwide Sales Representation. DPG Distribution is a master sales representative of high-end retail consumer products, including Consumer Electronics. DPG offers worldwide service in sales, marketing, distribution and in-store support in all significant channels including, academic, state and federal government, military, large to small consumer retailers, online merchants and rent to own channels. DPG, initially focused on North America with over 60 very experienced sales reps, is expanding focus to other key regions such as Latin and South America as well as Europe.

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster Digital branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, Monster Digital’s design to achieve profitability, reach breakeven territory in the first quarter of 2017, drive revenue growth and enhance stockholder value; its ability to offer higher margin products including Virtual Reality products with a 40% + margin; its incentives and training for internal sales team and manufacturing reps designed to maximize their sales efforts; its ability to develop relationships with key manufacturing sales representatives; its focus on cutting edge technology products that are high growth, branded and competitively priced; and its ability to strengthen its financial performance. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2016, (Registration No. 333-207938). Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

PCG Advisory

Investors:

Vivian Cervantes

D: 212-554-5482

vivian@pcgadvisory.com